Mayer Brown LLP 1999 K Street, N.W. Washington, D.C. 20006-1101 Main Tel +1 202 263 3000 Main Fax +1 202 263 3300 www.mayerbrown.com
April 28, 2015

The Vantagepoint Funds

777 North Capitol Street, NE

Suite 600

Washington, D.C. 20002

Ladies and Gentlemen:

This opinion is being furnished to The Vantagepoint Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing of Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Post-Effective Amendment No. 57 to the Registration Statement under the Investment Company Act of 1940, as amended, filed by the Trust. As counsel for the Trust, we have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law that we deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the units of beneficial interest, without par value, to be issued as described in the Registration Statement have been duly authorized for issuance and, when issued and delivered by the Trust in exchange for the consideration stated in the Registration Statement, will be validly issued, fully paid and nonassessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as legal counsel to the Trust in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

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